                                                                    Exhibit 12.1

                                FastenTech, Inc.
                Calculation of Ratio of Earnings to Fixed Charges
                          (in thousands, except ratios)

-----------------------------------------------------------------------------------------------
                                                                                        Three
                                                                             Year       Months
                       Year Ended   Year Ended   Year Ended   Year Ended     Ended      Ended
                        September    September    September    September   September   June 30,
                        30, 1998     30, 1999     30, 2000     30, 2001    30, 2002      2003
-----------------------------------------------------------------------------------------------
Ratio of Earnings to       --          1.4x         1.1x         1.2x         1.8x       1.6x
Fixed Charges
-----------------------------------------------------------------------------------------------

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, "earnings" include income before taxes and fixed charges (adjusted for interest capitalized during the period). "Fixed charges" include interest, whether expensed or capitalized, amortization of deferred financing costs and the portion of rental expense that is representative of the interest factor in these rentals. In fiscal year 1998, earnings were insufficient to cover fixed charges by $1.0 million.